For Broker/Dealer Use Only

Subject: Wells REIT Special Proxy Information

Dear Broker/Dealer:

We are writing to update you on the latest Wells Real Estate Investment Trust, Inc. ("Wells REIT") activity. As you are aware, on February 5, 2007, Wells REIT filed a Current Report on Form 8-K disclosing the execution of a merger agreement. As a follow-up to that filing, on February 26, 2007, Wells REIT filed a definitive proxy statement and will begin mailing proxy materials to your Wells REIT investors on or about March 2, 2007. Please click to review the letter we will be sending to your registered representatives. To view the proxy statement, please visit us online at www.wellsreit.com or www.sec.gov.

If you have any questions regarding this information, contact your Wells Account Executive at 800-448-1010.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

Chairman of the Board

Wells Real Estate Investment Trust, Inc.

In connection with the proposed transaction described above, Wells REIT has filed a proxy statement and other related materials with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. We anticipate the final proxy statement will be mailed to Wells REIT stockholders on or about March 2, 2007. In addition, stockholders may obtain the proxy statement and all other relevant documents filed with the SEC by Wells REIT free of charge at the SEC's Web site, www.sec.gov, or from the Wells REIT Web site at www.wellsreit.com, or by calling the Wells REIT Client Services Department at 800-557-4830. Wells REIT directors, executive officers, and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Wells REIT in favor of the proposed transaction. Information about Wells REIT, its directors and its executive officers, and their ownership of Wells REIT securities, are set forth in the proxy statement.

This correspondence may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion of the contemplated internalization transaction, discussion and analysis of the quality, nature and cost of other future actions, the amount and timing of the sale of real estate assets, and certain other matters. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," or other similar words. Readers of this correspondence should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include satisfaction of the conditions to the closing of the internalization transaction, including obtaining stockholder approvals, changes in general economic conditions, changes in real estate conditions, increases in interest rates, the potential need to fund capital expenditures out of operating cash flow, and lack of availability of financing or capital proceeds. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.